Exhibit 10.8

SECURITY AGREEMENT

THIS SECURITY AGREEMENT made the as of the 3rd day of March, 2005 by and among MAGNETECH INTEGRATED SERVICES CORP., an Indiana corporation (the “Company”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”; together, with the Company, the “Debtors”), and Strasbourger Pearson Tulcin Wolff, Inc., as agent for the Debenture holders (the "Agent").

W I T N E S S E T H:

A. The Company has issued an aggregate of $4,000,000 in 6% Subordinated Secured Convertible Promissory Debentures (the “Debentures”) to the parties identified in Schedule “A” attached hereto (the “Lenders”) pursuant to a Private Placement Memorandum dated January 25, 2005.

B. The Lenders have appointed the Agent to represent them and take all action under the Security Agreement for their benefit.

NOW THEREFORE, for good and valuable consideration, the parties agree as follow:

1) Grant of Security Interest. In order to secure the payment of indebtedness to the Lenders evidenced by the Debentures, and any other obligation or liability of the Debtors to any Lender under, pursuant to, or in connection with the Debentures, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (hereinafter collectively called the "Obligations"), the Debtors hereby grant and convey to the Agent for the benefit of the Lenders a continuing security interest in and to the following property and assets of the Debtors, whether now existing or hereafter acquired, produced or created, including, without limitation: a) accounts receivable, chattel paper, instruments, notes, drafts, acceptances and other forms of instruments or obligations, now or hereafter owing to the Debtors, whether arising from the sale of goods or rendition of services by the Debtors, all of the Debtors rights in, to and under all purchase orders, now or hereafter received by the Debtors for goods or services, and monies due or to become due to the Debtors under all contracts for the sale of goods or the performance of services by the Debtors (whether or not yet earned by performance), or in connection with any other transaction (including, without limitation, the right to receive the Proceeds of said purchase orders and contracts), and collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing; b) equipment and fixtures; c) all motor vehicles; d) all general intangibles; e) documents; f) all of the Debtors’ inventory (within the meaning of the Uniform Commercial Code as, from time to time, in effect in the State of Indiana; hereinafter, the "Uniform Commercial Code"), including, without limitation, goods, merchandise and other personal property, now or hereafter owned or acquired and wheresoever located, that are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials used or consumed or to be consumed in the Debtors' businesses, and all additions and accessions thereto, and all returns and refunds applicable thereto and the right to collect the same; g) all proceeds and products thereof, and all increases, substitutions, replacements, additions and accessions thereto (all of the foregoing, hereinafter referred to collectively as the "Collateral").

The security interest granted herein to Agent on behalf of the Lenders is for the ratable benefit of all Lenders and each Lender may realize upon the Collateral, as set forth in Section 4 hereof, to the extent of its Debenture Percentage (as hereinafter defined), as computed from time to time. The amount of each Lender's "Debenture Percentage" shall be the percentage computed by dividing the Obligations owed to such Lender by the aggregate Obligations owed to all Lenders.

2) Priority of Lien. The Debtors represent and warrant to the Agent for the benefit of the Lenders that (a) the lien granted by the Debtors to the Agent in the Collateral is a second priority security interest subject only to (i) the encumbrances listed on Schedule B hereto and (ii) the lien granted in favor of MFB Financial, pursuant to a Commercial Security Agreement dated November 1, 2004 between MIS and MFB Financial, as security for a $3 million credit facility provided by MFB Financial (the “Credit Facility”). The encumbrances listed on Schedule B, together with the security interest in favor of MFB Financial, are referred to herein as the “Permitted Encumbrances.” The lien granted herein shall also be subordinate to any refinancing of the Credit Facility with a new lender, such subordination shall be up to the maximum amount permitted under the existing Credit Facility.

3) Covenants of Debtors. Subject to the subordination provisions granted in favor of MFB Financial under the Credit Facility (the “Subordination Agreement”), the Debtors covenant and agree as follows:

a) To pay and perform all of the Obligations secured by this Agreement according to their terms.

b) To pay and perform all of the obligations secured by the Permitted Encumbrances when due.

c) To take all commercially reasonable actions necessary to defend the title to the Collateral against all persons and against all claims and demands whatsoever.

d) On at least twenty (20) days notice in writing by the Agent, to do the following: furnish any further assurance of title reasonably requested by the Agent, execute any written agreement or do any other acts necessary to effectuate the purposes and provisions of this Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Agent, on behalf of the Lenders, in the Collateral and pay all costs of filing in connection therewith.

e) To keep the Collateral, at the Debtors expense, in good repair and condition (reasonable wear and tear excepted).

f) To retain possession of the tangible Collateral during the existence of this Agreement at their respective operating locations and not to remove, sell, exchange, assign, loan, deliver, lease, license, further mortgage or otherwise dispose of any Collateral (other than inventory sold or receivables collected in the ordinary course of business) without the prior written consent of the Agent.

g) To keep the Collateral free and clear of all encumbrances, other than the security interest granted hereby and the Permitted Encumbrances.

h) To pay, when due, all taxes, assessments and license fees relating to the Collateral except as same may be contested by the Debtors in good faith by proper proceedings and providing adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles.

i) To keep the Collateral and records relating to the Collateral available for inspection by the Agent at all reasonable times during normal business hours.

j) To keep the Collateral insured against loss by fire, theft and other casualties, such insurance to be in amounts as are customary for similarly situated companies. The Debtors shall give prompt written notice to the Agent and to insurers of loss or damage to the Collateral and shall promptly file proofs of loss with insurers. The Debtor shall name the Agent as a loss payee under such insurance as its interest may appear. Concurrently with the execution of this Agreement, the Debtor is delivering to the Agent a certificate or other document from the insurer evidencing Agent’s loss payee status and the commitment to give the Agent thirty (30) days notice prior to cancellation of the policy.

k) To comply with the material terms and conditions of any leases covering the premises wherein the Collateral is located and any material orders, ordinances, laws or statutes of any city, state or governmental department having jurisdiction with respect to such premises or the conduct of business thereon, except if the failure to comply therewith would not result in the termination of any such lease or the inability of the Debtors to operate its business thereon.

l) To promptly advise the Agent in writing prior to any change in the location of Debtors' place of business and chief executive office in order to permit the Agent to take such actions as it may deem necessary or advisable to protect and preserve the security interests of the Lender.

4) Financing Statements

a) Concurrently with the execution of this Agreement, Debtors are filing such documents as may be necessary to perfect the security interest granted hereby, including Form UCC-1 Financing Statements and all other documents necessary to perfect the security interest in the Collateral granted herein.

b) The Agent, for itself and on behalf of each of the Lenders, is hereby authorized by the Debtors to sign on behalf of the Debtors and file such other Form UCC-1 Financing Statements and all other documents necessary to perfect the security interest in the Collateral granted herein, and to file Form UCC-3 Amendments, Releases and Termination Statements and all other documents necessary.

(c) Debtors agree to pay or reimburse the Agent for any and all filing costs reasonably incurred by Agent.

5) Events of Default and Remedies.

a) The following shall constitute an "Event of Default” by the Debtors hereunder:

(1) An Event of Default (as defined therein) shall occur under any of the Debentures after giving effect to any applicable notice provision and cure period provided for therein;

(2) Failure by the Debtors to comply with or perform any obligation secured by the Permitted Encumbrances after giving effect to any applicable notice provision and cure period provided therein;

(3) Failure by the Debtors to comply with or perform any provision of this Agreement, and such failure is not remedied within thirty (30) days after the Debtors’ receipt of written notice of same;

(4) Any representation of the Debtors set forth herein shall have been false or misleading in any material respect when made; or

(5) Subjection of any of the Collateral with an aggregate value in excess of $50,000 to levy of execution or other judicial process,

b) Upon any default by the Debtors hereunder, the Agent, on behalf of the Lenders, subject to the terms of the Subordination Agreement, shall have all the rights, remedies and privileges with respect to repossession, retention and sale of any or all of the Collateral of the Debtors and disposition of the proceeds as are accorded by the applicable sections of the Uniform Commercial Code.

c) Upon any default by the Debtors hereunder and upon demand of the Agent, the Debtors shall assemble the Collateral and make it available to the Agent at the place and at the time designated in the demand.

d) If the Debtors shall default in the performance of any of the provisions of this Agreement on the Debtors part to be performed, the Agent may perform same for the Debtors’ account. Any monies expended in so doing and the reasonable attorneys' fees and the legal and other expenses for pursuing, searching for, receiving, taking, keeping, storing, advertising for the sale of and selling the Collateral incurred by the Agent, shall be chargeable with interest to the Debtors and added to the Obligations owed to the Lenders that are secured hereby, ratably according to their respective Loan Percentage.

6) The Agent

a) Authorization.

(1) Each Lender has irrevocably authorized the Agent, as agent hereunder, to take such action on its behalf and as its agent under this Agreement, the Debenture executed in favor of such Lender and all other documents executed in connection therewith (collectively, the "Loan Documents"), and to exercise such powers as are specifically delegated to it hereunder and thereunder, including, without limitation, powers with respect to the enforcement and collection of the Obligations, and to exercise such other powers as are reasonably incidental thereto; provided, however, that the Agent shall not, without the express authorization of the Required Lenders, be authorized to waive any payment default under the Debentures.

(2) Except as set forth in subparagraph (1) hereinabove, the Agent shall not be required to but may, in its sole discretion, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

b) Notices.

(1) The Agent shall transmit promptly to each Lender each notice received by it from the Debtors hereunder that the Debtors is not required to furnish to the Lenders and each of the Lenders shall transmit promptly to the Agent each notice received by it from the Debtors that is not otherwise required to be delivered to the Agent by the terms hereof. The Agent shall be under no obligation toward any Lender to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions hereof to be performed or observed by the Debtors, but the Agent and each Lender shall promptly notify one another of any Event of Default of which it has actual notice.

(2) Each Lender expressly authorizes the Agent to collect all sums due such Lender under the Loan Documents. The Agent shall promptly disburse to the Lenders (to the extent of their ratable interest therein according to the outstanding Loan Percentage of each Lender) available funds received by it for the benefit of the Lenders.

c) Exculpation. In exercising its duties and powers hereunder, the Agent shall exercise the same care that it would exercise in dealing with loans for its own account, but neither the Agent nor any of its directors, officers, employees or attorneys shall be responsible for the truth or accuracy of any representations or warranties given or made herein or for the validity, effectiveness, sufficiency or enforceability of this Agreement, or any other Loan Documents, and the Agent or any of its directors, officers, employees or attorneys shall not be liable to any of the Lenders for any action taken or omitted to be taken by it or any of them under the Loan Documents, except in the case of its or their wilful misconduct or gross negligence. Each of the Lenders represents and warrants to the Agent that it has made its own independent judgment with respect to entering into this Agreement and the other Loan Documents and undertaking its obligations hereunder and thereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Loan Documents. The powers conferred by this Agreement on the Agent hereunder are solely to protect the Lenders' interest in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. Neither the Agent nor any of its directors, officers, employees (excluding any independent contractors employed by the Agent) or attorneys shall have any responsibility (1) to the Debtors on account of the failure or delay in performance or breach of any Lender of any of its obligations hereunder, or (2) to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Debtors of any of their obligations hereunder.

d) Reliance. The Agent, as Agent hereunder:

(1) shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a person or persons believed by it to be the proper person or persons;

(2) shall be entitled to consult with legal counsel, independent public accountants and other professional advisers and experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by Agent in accordance with the advice of such counsel, accountants or experts;

(3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement;

(4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Debtors or to inspect the property (including the books and records) of the Debtors,

(5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or venue of this Agreement or any other instrument or document furnished pursuant hereto; and

(6) shall incur no liability under or in respect of this Agreement by acting upon notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

e) Expenses and Indemnification. Each Lender agrees:

(1) to reimburse the Agent, as agent hereunder, on demand, pro rata in accordance with its Debenture Percentage, for all reasonable expenses incurred by the Agent in connection with the preparation, execution, operation and enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and any document delivered in connection herewith, to the extent that such expenses are not timely reimbursed or reimbursable by the Debtors, and

(2) to indemnify and hold harmless the Agent and any of its directors, officers or employees, on demand, pro rata in accordance with its Debenture Percentage, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, to the extent that expenses and costs incurred by it in connection with such liability are not reimbursed by the Debtors, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

f) Other Lenders. None of the Lenders shall be deemed to be agent of any other Lenders; none of such Lenders or any of their respective directors, officers or employees shall have any responsibility to the Debtors on account of the failure or delay in performance or breach of any other Lender of any of its obligations hereunder or to any other Lender on account of the failure of or delay in performance or breach by any other Lender or the Debtors of its obligations hereunder.

(g) Removal or Resignation of Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Debtors and shall not be removed and upon any such resignation the Required Lenders shall have the right to appoint a successor Agent. "Required Lenders" shall mean any Lender or Lenders holding Debentures evidencing, in the aggregate, an amount equal to not less than 66% of the aggregate principal amount of all Debentures then outstanding. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

7) Liability for Deficiency. The Company shall remain liable for any deficiency resulting from a sale of the Collateral and shall pay any such deficiency forthwith on demand.

8) Waiver. Waiver of or acquiescence in any default by the Debtors, or failure of the Agent to insist upon strict performance by the Debtors of any warranties or covenants in this Agreement, shall not constitute a waiver of any subsequent or other default or failure.

9) Notices. All notices to any party hereof shall be in writing and shall be sufficiently given at the time of delivery if delivered to such party in person by confirmed facsimile transmission, by Federal Express or similar receipted delivery, or on the fifth (5th) business day after mailing if mailed, postage prepaid, by certified mail, return receipt requested, addressed to such party at his address herein set forth or to such other address as he, by notice to the others, may designate from time to time.

10) Captions. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision thereof.

11) Successors and Assigns. The terms, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.

12) Gender and Number. The gender and number used in this Agreement are used as a reference term only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form, and the singular shall likewise include the plural.

13) Modification of Agreement. This Agreement may be amended only by a writing signed by or on behalf of the parties hereto.

14) Governing Law. The parties hereto acknowledge that the transactions contemplated by this Agreement and the exhibits hereto bear a reasonable relation to the State of New York. The parties hereto agree that the internal laws of the State of New York shall govern this Agreement and the exhibits hereto, including, but not limited to, all issues related to usury. Any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in the County and State of New York. Service of process in any action to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the other party at its principal address set forth in this Agreement.

IN WITNESS WHEREOF, the parties have signed this agreement on the day and year first above written.

AGENT:

STRASBOURGER PEARSON TULCIN WOLFF, INC.

By:	/s/ Michael J. Schumacher
Name:	Michael J. Schumacher
Title:	President

DEBTORS:

MAGNETECH INTEGRATED SERVICES CORP.

By:	/s/ John A. Martell
JOHN A. MARTELL
President/Chief Executive Officer

MAGNETECH INDUSTRIAL SERVICES, INC.

By:	/s/ John A. Martell
JOHN A. MARTELL
President/Chief Executive Officer

SCHEDULES

A.
The Company has issued an aggregate of $4,000,000 in 6% Subordinated Secured Convertible Promissory Debentures (the "Debentures") to the parties identified in Schedule "A" attached hereto (the "Lenders") pursuant to a Private Placement Memorandum dated January 25, 2005.

B.	Permitted Encumbrances.

SCHEDULE A TO SECURITY AGREEMENT

MAGNETECH INTEGRATED SERVICES CORP.
Private Placement of Subordinated Secured Convertible Debentures

Purchaser	Closing Date	Principal Amount of Debentures	Warrants

David L. Cohen	3/4/2005	$100,000.00	105,729
Michael Poujol & Angela Poujol JTWROS	3/4/2005	$250,000.00	264,323
Gregg M. Gaylord & Linda S. Covillon Gaylord LV TR 1/18/99	3/4/2005	$50,000.00	52,865
Pershing as Cust., IRA FBO Thomas D'Avanzo	3/4/2005	$50,000.00	52,865
Dr. Frank Lake, III	3/4/2005	$30,000.00	31,719
Dr. Leo Mazzocchi & Nancy T. Mazzocchi JTWROS	3/4/2005	$25,000.00	26,432
William Sybesma & Martina Jane Sybesma JTWROS	3/4/2005	$75,000.00	79,297
Gary M. Glasscock	3/4/2005	$100,000.00	105,729
Dr. Domenic Strazzulla	3/4/2005	$50,000.00	52,865
RS & VS Ltd., SJDE LLC Gen. Partner	3/4/2005	$25,000.00	26,432
Stephen T. Skoly, Jr.	3/4/2005	$50,000.00	52,865
Thomas J. Keeney	3/4/2005	$25,000.00	26,432
Paul Quattrocchi & Danielle Quattrocchi JTWROS	3/4/2005	$25,000.00	26,432
Dr. Barry G. Landry	3/4/2005	$50,000.00	52,865
Robert L. Thompson MD TR ISERP Profit Sharing Plan FBO Robert L. Thompson MD	3/4/2005	$25,000.00	26,432
Dr. Michael O. Bernstein	3/4/2005	$50,000.00	52,865
Steven A. Lamb	3/4/2005	$50,000.00	52,865
Norman Dudey TR The Norman Dudey Trust U A Dated 6/10/1991 FBO Norman Dudey	3/4/2005	$50,000.00	52,865
Frank R. Cserpes Jr. & Sharon M. Cserpes TRS Frank R. Cserpes Jr. Trust DTD 4/12/02 AMD DTD 1/22/03	3/4/2005	$50,000.00	52,865
Edward Lagomarsino	3/4/2005	$250,000.00	264,323
Pershing as Cust., SEP FBO Rodney Schorlemmer	3/4/2005	$50,000.00	52,865
Mollie Ann Peters	3/4/2005	$20,000.00	21,146
Paul V. Nugent Jr. & Jeanne Mentus Nugent JTWROS	3/4/2005	$25,000.00	26,432
Albert Jim Barboni	3/4/2005	$30,000.00	31,719
StarInvest Group, Inc.	3/4/2005	$400,000.00	422,917
SwissFinanz Partner AG	3/4/2005	$130,000.00	137,448
Marcel Riedel	3/4/2005	$20,000.00	21,146
Alfred Schneider	3/4/2005	$20,000.00	21,146
Maya Salzmann	3/4/2005	$50,000.00	52,865
Daniel Stahl	3/4/2005	$80,000.00	84,583
Elizabeth Kuhn	3/4/2005	$50,000.00	52,865
Paul Remensberger	3/4/2005	$20,000.00	21,146
Heinz Wattenhofer	3/4/2005	$25,000.00	26,432
Rolph R. Berg-Jaquet	3/4/2005	$10,000.00	10,573
Marie Luise Fuchs	3/4/2005	$10,000.00	10,573
Josefine Hausammann	3/4/2005	$10,000.00	10,573
Hans Hausammann	3/4/2005	$15,000.00	15,859
Roger Buerki	3/4/2005	$10,000.00	10,573
Hans Nef-Maag	3/4/2005	$60,000.00	63,437
James Ladner	3/4/2005	$50,000.00	52,865
Max Gertsch	3/4/2005	$15,000.00	15,859
Roland Bertschy	3/4/2005	$5,000.00	5,286
Christian Baumberger	3/4/2005	$10,000.00	10,573
Fred Kin	3/4/2005	$20,000.00	21,146
Robert C. Ingram, III	3/8/2005	$50,000.00	52,865
Kilmare Worldwide Inc.	3/8/2005	$25,000.00	26,432
StarInvest Group, Inc.	3/8/2005	$400,000.00	422,916
Joseph Quattrocchi	3/8/2005	$25,000.00	26,432
Nasrollah Jahdi	4/15/2005	$25,000.00	26,432
Highgate House Funds, Ltd.	4/15/2005	$500,000.00	528,645
Pershing LLC as Custodian, IRA fbo Richard J. Mullin	5/9/2005	$100,000.00	105,729
SwissFinanz Partner AG	5/9/2005	$60,000.00	63,437
Daniel Stahl	5/9/2005	$50,000.00	52,865
Paul Remensberger	5/9/2005	$20,000.00	21,146
Hans Hausammann	5/9/2005	$20,000.00	21,146
Hans-Peter Knecht	5/9/2005	$20,000.00	21,146
Henry Fortier, III	5/9/2005	$25,000.00	26,432
Frederick P. Epstein	5/9/2005	$50,000.00	52,865
William Sybesma	5/9/2005	$75,000.00	79,297
Gary M. Glasscock	5/9/2005	$40,000.00	42,292
Joseph Gazzola & Josephine Gazzola JTWROS	5/9/2005	$25,000.00	26,432

TOTALS		$4,025,000.00	4,255,601

SCHEDULE B TO SECURITY AGREEMENT

PERMITTED ENCUMBRANCES

(1) First priority security interest in all of the Debtors’ assets in favor of MFB Financial, pursuant to that certain Loan Agreement dated as of November 1, 2004, by and among MIS and such lender for a $3 million credit facility.

(2) Liens incurred (other than in connection with borrowed funds) or pledges or deposits made in connection with workers' compensation, unemployment insurance, pension and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to obtain, accommodate or secure statutory obligations or surety or appeal bonds, or to obtain, accommodate or secure indemnity, performance or other similar bonds in the ordinary course of business;

(3) Liens for taxes or assessments and other similar governmental charges or claims, either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which there shall have been set aside adequate reserves as determined by the exercise of reasonable judgment; and

(4) Other minor liens and encumbrances that do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use of such property.